EXHIBIT 21.1

SUBSIDIARIES OF BODY AND MIND INC.

The following is a list of all the subsidiaries of the Company and the corresponding state or jurisdiction of incorporation or organization of each. All subsidiaries of the Company are directly or indirectly owned by the Company.

Name of Subsidiary	Place of Incorporation/Formation	Ownership Interest
DEP Nevada Inc.(1)	Nevada, USA	100%
Nevada Medical Group, LLC(2)	Nevada, USA	100%
NMG Long Beach, LLC(3)	California, USA	100%
NMG Cathedral City, LLC(4)	California, USA	100%
NMG San Diego, LLC(5)	California, USA	60%
NMG OH1, LLC(6)	Ohio, USA	100%
NMG MI1, Inc (7)	Michigan, USA	100%
NMG MI C1 Inc.(8)	Michigan, USA	100%
NMG MI P1 Inc(9)	Michigan, USA	100%

Notes:

(1)	DEP Nevada Inc. is a wholly-owned subsidiary of Body and Mind Inc.
(2)	Nevada Medical Group, LLC is a wholly-owned subsidiary of DEP Nevada Inc.
(3)	NMG Long Beach, LLC is a wholly-owned subsidiary of Nevada Medical Group, LLC.
(4)	NMG Cathedral City, LLC is a wholly-owned subsidiary of Nevada Medical Group, LLC.
(5)	NMG San Diego, LLC is a 60% owned subsidiary of Nevada Medical Group, LLC.
(6)	NMG OH1, LLC is a wholly-owned subsidiary of DEP Nevada Inc.
(7)	NMG MI 1, LLC is a wholly-owned subsidiary of DEP Nevada Inc.
(8)	NMG MI C1, LLC is a wholly-owned subsidiary of DEP Nevada Inc.
(9)	NMG MI P1, LLC is a wholly-owned subsidiary of DEP Nevada Inc.